Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIODS ENDED JUNE 30, 2024

LITTLE ELM, TEXAS, August 14, 2024 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $6.0 million for the second quarter of 2024 and an operating loss of $5.8 million for the period, as compared to total net sales for the same period last year of $8.0 million and an operating loss of $5.0 million. For the first half of the year, net sales were $13.6 million and operating losses were $8.7 million as compared to 2023 net revenues of $19.0 million and operating losses of $7.8 million. In the three months ended June 30, 2024, declines in domestic demand were a primary factor in Retractable’s lower revenues and in the six months ended June 30, 2024, lower international vaccination-related sales had a larger impact on lower revenues.

In May 2024, a new 50% tariff on syringes and needles imported from China was proposed but has not yet been enacted. A final determination regarding the tariffs is expected later this month and the rules would likely take effect within two weeks thereof. For the first six months of 2024, 91% of Retractable’s products were purchased from China, most of which would be impacted by the contemplated tariffs. In the event that the tariffs are enacted, the resulting increase in costs could have a material impact to Retractable’s results of operations and financial position. Retractable is working to evaluate options to lessen the financial impact of the tariffs, including shifting a larger portion of its manufacturing to its domestic manufacturing facility. Such a shift would likely increase labor costs, and the Company estimates additional one-time equipment expenditures of approximately $1 million.

A material portion of the net losses of $14.2 million and $13.7 million for the three and six months ended June 30, 2024, respectively, is comprised of the approximately $8.3 million change in valuation allowance on the deferred tax asset. Based on current information, it is more likely than not that Retractable wouldn’t be in a position to use loss carryforwards against future taxable net income based on a variety of factors and accounting guidelines. The expected implementation of tariffs on imported syringes from China was one of the factors considered in this determination.

Retractable reports the following results of operations for the three and six months ended June 30, 2024 and 2023, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on August 14, 2024 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended June 30, 2024 and June 30, 2023

Domestic sales accounted for 83.2% and 91.6% of the revenues for the three months ended June 30, 2024 and 2023, respectively. Domestic revenues decreased 31.3% principally due to lower demand. Domestic unit sales decreased 22.1%. Domestic unit sales were 79.3% of total unit sales for the three months ended June 30, 2024. International revenues increased approximately 51.5% or $345 thousand. The increase in international revenues is primarily due to the timing of international shipments. Overall unit sales decreased 13.6%. There is uncertainty as to the timing of future international orders.

Cost of manufactured product decreased 15.7% principally due to lower unit sales. Royalty expense decreased 8.8% due to the associated decrease in gross sales.

Operating expenses decreased 1.2% from the prior year due to a reduction of property tax expense as a result of newly enacted property tax exemption legislation relating to medical device property, offset by an increase in the allowance for anticipated credit losses.

The loss from operations was $5.8 million compared to a loss of $5.0 million for the same period last year. The increased loss was due to lower gross profit for the current period, offset by a slight reduction in overall operating expenses.

The unrealized loss on debt and equity securities was $1.8 million due to the decreased market values of those securities.

The provision for income taxes was $8.3 million for the second quarter of 2024 as compared to a benefit for income taxes of $932 thousand in the second quarter of 2023. The increase in income tax expense is primarily related to the valuation allowance against the Deferred tax asset.

Comparison of Six Months Ended June 30, 2024 and June 30, 2023

Domestic sales accounted for 85.5% and 67.1% of the revenues for the six months ended June 30, 2024 and 2023, respectively. Domestic revenues decreased 8.4% principally due to lower demand. Domestic unit sales decreased 4.6%. Domestic unit sales were 82.8% of total unit sales for the six months ended June 30, 2024. International revenues decreased approximately 68.4% predominately due to fewer international vaccination-related sales. Overall unit sales decreased 35.8%. There is uncertainty as to the timing of future international orders.

Cost of manufactured product decreased 23.8% principally due to lower unit sales. Royalty expense decreased 12.5% due to the associated decrease in gross sales.

Operating expenses decreased 7.2% from the prior year. This is substantially due to a reduction of property tax expense as a result of newly enacted property tax exemption legislation relating to medical device property.

The loss from operations was $8.7 million compared to a loss of $7.8 million for the same period last year. The increased loss was due to lower gross profit for the current period, offset by a slight reduction in overall operating expenses.

The provision for income taxes was $8.4 million for the first six months of 2024 as compared to a benefit for income taxes of $701 thousand in the first six months of 2023. The year-to-date income tax provision is primarily related to the second quarter of 2024 as a result of fully reserving the Company’s Deferred tax asset.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer